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Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

        This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made effective this 10th day of June, 2004, by and between ULTIMATE ELECTRONICS, INC., a Delaware corporation ("Employer"), and DAVID A. CARTER, a California resident ("Executive").

        WHEREAS, Executive agrees to be employed by Employer for the period and upon and subject to the terms herein provided; and

        WHEREAS, Employer agrees to employ Executive for the period and upon and subject to the terms herein provided;

        THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements contained herein, the legal sufficiency of which is hereby acknowledged, and intending to be legally bound, Employer and Executive agree:

        1.    Employment.    Upon and subject to the terms provided herein, Employer agrees to employ Executive, and Executive hereby agrees to be employed by Employer, as Employer's Senior Vice President—Finance and Chief Financial Officer, or other substantially similar position.

        2.    Term of Employment.    Subject to the terms set forth in this Agreement, Employer agrees to employ Executive and Executive hereby agrees to be employed by Employer for a period (the "Employment Period") commencing from the date hereof until May 15, 2005.

        3.    Compensation.

          (a)    Base Salary.    As compensation for the services rendered pursuant to this Agreement, Employer agrees to pay Executive a base salary at an annual rate of not less than $250,000, payable in installments in accordance with Employer's standard payroll practices, subject to such payroll and withholding deductions as are required by law or authorized by Executive. The amount of the base salary shall be reviewed periodically and may be increased at the sole discretion of Employer.

          (b)    Bonus.    Executive shall be eligible for the annual incentive bonus opportunity offered by Employer to employees at Executive's level. The amount of this bonus, as well as the criteria necessary to earn a bonus, may be changed at any time by Employer and shall be within the sole discretion of Employer, provided, however, that Executive is guaranteed a bonus of no less than $50,000 so long as this Agreement is not terminated, however such termination occurs, prior to January 31, 2005. In the event of any conflict between this Agreement and any incentive bonus plan adopted by Employer for its officers and employees, this Agreement shall control.    All bonuses paid pursuant to this Agreement will be subject to applicable withholdings and deductions and will be paid within ninety (90) days of Employer's fiscal year end for which the bonus is earned. If Executive's employment terminates, voluntarily or involuntarily, prior to the last day of the fiscal year for which the bonus applies, Executive acknowledges that he is not entitled to any bonus not yet paid at the time of the termination because any such unpaid bonus will not be earned, vested, due, or owing. Executive hereby expressly forfeits and waives any such unpaid bonus.

          (c)    Stock Options.    Executive will be eligible to participate in Employer's Amended and Restated 2000 Equity Incentive Plan, as amended from time to time, or any successor plan adopted by Employer during the term of this Agreement (the "Equity Plan"). The number of options, vesting schedule, exercise price, and all other terms and conditions of the stock options shall be set forth in an option agreement pursuant to the applicable plan and shall be commensurate with Executive's position, as determined by the Compensation Committee of Employer's Board of Directors, in its sole discretion. Employer may, consistent with its obligations under such a plan or plans, amend or discontinue any or all stock option plans at any time.

  Contingent upon Executive executing this Agreement and as additional consideration for Executive executing this Agreement and being bound by the obligations set forth herein, Employer will grant Executive on June 10, 2004, an option to purchase 20,000 shares of Employer's common stock, which shall be subject to the terms and conditions set forth in this Section 3(c), the Equity Plan, and the Stock Option Agreement(s) attached hereto as Exhibit A.

          (d)    Benefits; Gross-Up Payment.    Executive shall be entitled to participate in the employee benefits plans offered to all employees of Employer. Employer shall not be required to establish or continue any benefit plans or take any action to cause Executive to be eligible for any such benefits on a basis more favorable than that applicable to all its employees generally. In addition, Executive shall be entitled to receive the benefits listed on Schedule A (the "Schedule A Benefits") and an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all federal and state income taxes imposed upon the Gross-Up Payment (including any state and federal income taxes), the Executive shall retain an amount of the Gross-Up Payment equal to the amount of federal and state income taxes imposed upon the Schedule A Benefits. The Executive shall receive a Gross-Up Payment by the end of each calendar year with respects to the Schedule A Benefits actually received during the calendar year. The amount of the Gross-Up Payment shall be determined by Employer in its reasonable discretion.

          (e)    Office and Duties.    Executive shall report to the President and Chief Executive or such other supervisor as designated by the President and Chief Executive Officer of Employer. Executive shall perform such tasks commensurate with this position as may from time to time be assigned by Employer. Executive shall devote all business time, labor, skill, undivided attention and best ability to the performance of Executive's duties hereunder in a manner which will faithfully and diligently further the business and interests of Employer. Executive shall perform substantially all of his duties in the state of Colorado. During the term of employment, Executive shall not directly or indirectly pursue any other business activity without the prior written consent of Executive's supervisor, with the exception of passive personal investments not in breach of any other term or provision hereof. Executive agrees to travel to whatever extent is reasonably necessary in the conduct of Employer's business, at Employer's expense and pursuant to Employer's standard policies and procedures.

        4.    Termination of Employment.    Notwithstanding any other provision of this Agreement, Executive's employment may be terminated as follows:

          (a)    Expiration.    This Agreement may be terminated upon expiration of the term hereof. Following termination pursuant to this Section 4(a), Employer's only obligation to Executive shall be to pay to Executive all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings.

          (b)    Termination for Cause.    This Agreement may be terminated by Employer for Cause. For purposes of this Agreement, "Cause" justifying the termination of this Agreement by Employer is defined as: (1) misconduct, malfeasance, or negligence relative to Employer's business; (2) failure or refusal to perform the services required or to carry out directions by Employer with respect to the services rendered hereunder; (3) a material breach by Executive of any of the terms of this Agreement; or (4) Executive's conviction of a crime that either results in imprisonment or involves embezzlement, dishonesty, or activities injurious to Employer or its reputation. Whether Cause exists under this Agreement shall be determined by the Employer in its sole discretion. Following termination pursuant to this Section 4(b), Employer's only obligation to Executive shall be to pay to Executive all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings.

          (c)    Disability.    This Agreement may be terminated by Employer upon at least thirty (30) days' written notice if Executive is prevented by illness, accident or other disability (mental or physical) from performing the essential functions of the position for one or more periods cumulatively totaling three (3) months during any consecutive twelve (12) month period. In the event this Agreement is terminated pursuant to this Section 4(c), Employer shall pay to Executive all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings. In addition, Employer shall pay Executive severance payments in an amount equal to Executive's base salary for six (6) months following termination, less applicable deductions and withholdings, with such amount to be paid to Executive in installments pursuant to Employer's standard payroll practices and on Employer's regular paydays so long as Executive is not in breach of any term of this Agreement, including without limitation Sections 5, 6, and 7 hereof. Nothing herein shall prevent Employer from replacing Executive or otherwise reassigning Executive's job duties consistent with applicable law in the event of disability under this Section 4(c). Severance payments made by Employer to Executive pursuant to this Section 4(c) are conditioned on the Employer signing a Confidential Severance Agreement and Release substantially in the form attached hereto as Exhibit B.

          (d)    Death.    This Agreement shall be automatically terminated in the event of Executive's death during the term of employment. In the event this Agreement terminates upon Executive's death, Employer shall pay Executive's estate or beneficiary, as applicable, (i) all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and all payable in a lump sum, less applicable deductions and withholdings; and (ii) severance payments in an amount equal to Executive's base salary for six (6) months following termination, payable in a lump sum, less applicable deductions and withholdings.

          (e)    Without Cause.    This Agreement may be terminated by Employer without Cause by giving notice at least thirty (30) days prior to the effective termination date; provided that Employer pays Executive severance payments in an amount equal to Executive's base salary for twelve (12) months, less applicable withholdings and deductions, after the date such notice is given. Such severance payments shall be paid in installments to Executive pursuant to Employer's standard payroll practices and on Employer's regular paydays. Such severance payments shall be paid so long as Executive is not in breach of any term of this Agreement, including, without limitation, Sections 5, 6, and 7 hereof. In addition, Employer shall pay to Executive all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings. Severance payments made by Employer to Executive pursuant to this Section 4(e) are conditioned on the Employer signing a Confidential Severance Agreement and Release substantially in the form attached hereto as Exhibit B.

          (f)    Material Breach.    This Agreement may be terminated by Executive for a material breach by Employer of any of the terms of this Agreement, upon thirty (30) days' written notice specifying the breach, and failure of Employer to cure the breach within the 30-day notice period. Following termination pursuant to this Section 4(f), Employer shall pay to Executive severance payments in an amount equal to Executive's base salary for twelve (12) months, less applicable withholdings and deductions, after the date such notice is given. Such severance payments shall be paid in installments to Executive pursuant to Employer's standard payroll practices and on Employer's regular paydays. Such severance payments shall be paid so long as Executive is not in breach of any term of this Agreement, including, without limitation, Sections 5, 6, and 7 hereof. In addition, Employer shall pay to Executive all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings. Severance payments made by Employer to Executive pursuant to this Section 4(f) are conditioned on the Employer signing a Confidential Severance Agreement and Release substantially in the form attached hereto as Exhibit B.

          (g)    Resignation.    This Agreement may be terminated by Executive for any reason or no reason at all by giving notice to Employer of Executive's resignation at least thirty (30) days prior to the effective resignation date. Following termination pursuant to this Section 4(g), Employer's only obligation to Executive shall be to pay to Executive all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings; provided, however, that if Executive resigns for Good Reason (as defined below), then the provisions of Section 4(h) shall be followed.

          (h)    Termination Upon a Change of Control.    In the event of a Termination Upon a Change of Control (as defined below), Employer's only obligation to Executive shall be to pay Executive severance payments in an amount equal to Executive's base salary for twelve (12) months, less applicable withholdings and deductions, after the date such notice is given. Such severance payments shall be paid in installments to Executive pursuant to Employer's standard payroll practices and on Employer's regular paydays. Such severance payments shall be paid so long as Executive is not in breach of any term of this Agreement, including, without limitation, Sections 5, 6, and 7 hereof. In addition, Employer shall pay to Executive all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings. Severance payments made by Employer to Executive pursuant to this Section 4(h) are conditioned on the Employer signing a Confidential Severance Agreement and Release substantially in the form attached hereto as Exhibit B.

            (i)  For purposes of this Agreement, a "Termination Upon a Change of Control" shall mean a termination by Employer or any successor thereto of Executive's employment with Employer or such successor without Cause (as defined in Section 4(b)), or Executive's termination for Good Reason (as defined below) of Executive's employment with Employer or any successor thereto within twelve (12) months from the date on which any of the following, each of which shall be deemed a "Change of Control," occurs:

            (1)   any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than William J. Pearse, a trustee or other fiduciary holding securities under an employee benefit plan of Employer, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of Employer;

            (2)   at any time during any period of three consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by Employer's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

            (3)   the stockholders of Employer approve a merger or consolidation of Employer with any other corporation, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of Employer or an agreement for the sale or disposition by Employer of all or substantially all of Employer's assets.

           (ii)  For purposes of this Agreement, "Good Reason" shall include, but not be limited to, any of the following (without Executive's express written consent):

            (1)   the assignment to Executive by Employer of duties inconsistent with, or a substantial diminution in the nature or status of, Executive's responsibilities as in effect immediately prior to a Change in Control, other than any changes primarily attributable to the fact that Employer's securities are no longer publicly traded;

            (2)   a failure by Employer to comply with any of the provisions of Sections 3(a), 3(b), or 3(c) other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by Executive;

            (3)   a relocation of Employer's principal offices to a location more than sixty (60) miles away from the Employer's current Thornton, Colorado location, or Executive's relocation to any place more than sixty (60) miles away from the Employer's current Thornton, Colorado offices, except for reasonably required travel by Executive on Employer's business;

            (4)   any material breach by Employer of any provision of this Agreement, if such material breach has not been cured within thirty (30) days following written notice of such breach by Executive to Employer setting forth with specificity the nature of the breach; or

            (5)   any failure by Employer to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation or otherwise) or assign of Employer.

          (iii)  Notwithstanding anything else in this Agreement, and solely in the event of a Termination Upon a Change of Control, the aggregate of the amount of severance compensation paid to Executive under this Agreement or otherwise, but exclusive of any payments to Executive by virtue of Executive's exercise of any right or payment of any kind under the Equity Plan upon a Change in Control (as defined in the Equity Plan), shall not include any amount that Employer is prohibited from deducting for federal income tax purposes by virtue of Section 280G of the Internal Revenue Code, as amended or any successor provision. The determination of the amount Employer is prohibited from deducting for federal income tax purposes by virtue of Section 280G of the Code shall be made by an accounting firm designated by Employer, in its sole discretion, and such determination shall be made in such accounting firm's sole discretion.

        5.    Proprietary Information.

        (a)   Executive represents and warrants to Employer that (i) Executive is not subject to any limitation or agreement restricting employment by Employer or performance of Executive's duties hereunder, and (ii) neither Executive nor any third party has any right or claim to Executive's work produced on behalf of Employer or using the property, personnel, or facilities of Employer. Executive shall not misappropriate proprietary rights of Employer or any third party.

        (b)   Executive further agrees not to make, use, disclose to any third party, or permit to be made, used, or disclosed, any records, plans, papers, articles, notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, or other materials of any nature relating to any matter within the scope of the business of Employer or concerning any of its dealings or affairs ("Materials"), whether or not developed, in whole or in part, by Executive and whether or not embodying Confidential Information (defined below), otherwise than for the benefit of Employer. Executive shall not, after the termination of employment, use, disclose, or permit to be used or disclosed, any such Materials, it being agreed that all such Materials shall be and remain the sole and exclusive property of Employer. Immediately upon the termination of employment, Executive shall deliver all such Materials, and all copies thereof, to Employer, at its designated office.

        6.    Non-Competition; Non-Solicitation; Anti-Raiding; Non-Disparagement.    Without the prior written approval of the Chief Executive Officer or the President of Employer, Executive shall not, directly or indirectly, during his employment and until the end of one (1) year after termination of employment (however such termination occurs, including, without limitation, termination pursuant to Section 4(a), 4(b), 4(c), 4(e), 4(f), 4(g), or 4(h)),

          (a)   Engage in a "Competing Business" in the "Territory", as those terms are defined below, whether as a sole proprietor, partner, corporate officer, employee, director, shareholder, consultant, agent, independent contractor, trustee, or in any other manner by which Executive holds any beneficial interest in a Competing Business, derives any income from any interest in a Competing Business, or provides any service or assistance to a Competing Business. "Competing Business" shall mean any retailer of consumer electronics merchandise or any business that markets or sells goods or services in any line of business competitive with any business of Employer or any of its Affiliates (defined below), as conducted or under development at any time during the term of employment. Competing Businesses shall include, but are not limited to, the companies identified on Exhibit C. "Affiliates" shall mean any entity controlled by or under common control with Employer or any joint venture, partnership or other similar entity to which Employer is a party. "Territory" shall mean anywhere in the continental United States. The provisions of this Section 6 will not restrict Executive from owning less than five percent of the outstanding stock of a publicly-traded corporation engaged in a Competing Business;

          (b)   (i) Contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person's or entity's attempt to compete with Employer or any of its Affiliates, in any business carried on by Employer or any of its Affiliates during the period in which Executive was an employee of Employer, any customers, suppliers, independent contractors, vendors, or other business associates of Employer or any of its Affiliates that were existing or identified prospective customers, suppliers, independent contractors, vendors, or associates during such period, or (ii) otherwise interfere in any way in the relationships between Employer or any of its Affiliates and their customers, suppliers, independent contractors, vendors, and business associates;

          (c)   (i) Solicit, offer employment to, otherwise attempt to hire, or assist in the hiring of any employee or officer of Employer or any of its Affiliates; (ii) encourage, induce, assist or assist others in inducing any such person to terminate his or her employment with Employer or any of its Affiliates; or (iii) in any way interfere with the relationship between Employer or any of its Affiliates and their employees; or

          (d)   Make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of Employer or any of its Affiliates or otherwise interfere with the business of Employer or any of its Affiliates.

        7.    Confidentiality.

        (a)   The term "Confidential Information" shall include, but not be limited to, the whole or any portion or phase of (i) any confidential, or proprietary or trade secret, technical, business, marketing or financial information, whether pertaining to (1) Employer or its Affiliates, (2) its or their clients and customers, or (3) any third party which Employer or its Affiliates is under an obligation to keep confidential including, but not limited to, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, supplier lists, projects, plans, and proposals, and (ii) any software programs and programming prepared for Employer's benefit whether or not developed, in whole or in part by Executive. For purposes of this Agreement, "Confidential Information" shall include, but shall not be limited to, strategies, analysis, concepts, ideas, or plans; operating techniques; demographic and trade area information; prospective site locations know-how; improvements; discoveries, developments; designs, techniques, procedures; methods; machinery, devices; drawings; specifications; forecasts; new products; research data, reports, or records; customer information including, but not limited to, present or prospective customer lists, profiles, or preferences; marketing or business development plans, strategies, analysis, concepts or ideas; dealer agreements and information; contracts; general financial information about or proprietary to Employer, including, but not limited to, unpublished financial statements, budgets, projections, licenses, costs, and fees; pricing strategies and discounts; personnel information; and any and all other trade secrets, trade dress, or proprietary information, and all concepts or ideas in or reasonably related to Employer's business. All such Confidential Information is extremely valuable and is intended to be kept secret to Employer; is the sole and exclusive property of Employer or its clients and customers; and, is subject to the restrictive covenants set forth herein. The term Confidential Information shall not include any information generally available to the public or publicly disclosed by Employer (other than by the act or omission of Executive), information disclosed to Executive by a third party under no duty of confidentiality to Employer or its Affiliates, or information required by law or court order to be disclosed by Executive.

        (b)   Executive shall not, without Employer's prior written approval, use, disclose, or reveal to any person or entity any of Employer's Confidential Information, except as required in the ordinary course of performing duties hereunder. Executive shall not use or attempt to use any Confidential Information in any manner which has the possibility of injuring or causing loss, whether directly or indirectly, to Employer or any of its Affiliates.

        8.    Acknowledgments.    Executive acknowledges that the covenants contained in Sections 5, 6, and 7, including those related to duration, geographic scope, and the scope of prohibited conduct, are reasonable and necessary to protect the legitimate interests of Employer. Executive acknowledges that he is among Employer's executive personnel, management personnel, or officers and employees who constitute professional staff to executive and management personnel (as defined by C.R.S. 8-2-113(2)(d) because Executive's responsibilities are supervisory and managerial and include, without limitation, hiring and firing employees, supervising employees, negotiating contracts on behalf of Employer and signing contracts on behalf of Employer). He further acknowledges that the covenants contained in Sections 5, 6, and 7 are designed, intended, and necessary to protect, and are reasonably related to the protection of, Employer's trade secrets, to which he will be exposed and with which he will be entrusted. Specifically, without limitation, Executive is entrusted with trade secrets regarding: the strategic planning initiatives; business development plans; budgets; financial information; sales training; management training; sales agreements and compensation; merchandising programs; future store plans; future marketing plans; sales and profit information; pricing strategies and discounts; operational strategy and procedures; install training program; install marketing; install compensation; builder marketing and business plan; builder packaging; design center development; management information system; and install standards and practices. Executive understands that any breach of Sections 5 or 7 will also constitute a misappropriation of Employer's proprietary rights, and may constitute a theft of Employer's trade secrets under applicable local, state, and federal statutes, and will result in a claim for injunctive relief, damages, and/or criminal sanctions and penalties against Executive by Employer, and possibly others.

        9.    Forfeiture of Severance Payments.    If Executive breaches Sections 5, 6, or 7 of this Agreement during the term that severance payments are made pursuant to Sections 4(c), 4(e), 4(f), or 4(h) of this Agreement, Executive shall pay back to Employer all severance payments received to date. Nothing contained in this Section 9 shall be construed as prohibiting Employer from pursuing any other remedies available to it in the event of the breach of Sections 5, 6, or 7, including the equitable remedies set forth in Section 12.

        10.    Forfeiture of Profits Related to Option Exercises.    If Executive breaches Section 5, 6, or 7 of this Agreement, Employer shall have the right to repurchase any or all shares of common stock of Employer purchased by the Executive upon the exercise of options within the twelve (12)-month period immediately preceding the breach at the exercise price of the option, or if the Executive no longer holds such shares of common stock purchased on exercise of options, the Executive shall pay to Employer an amount equal to the gross profits that Employer received on the sale of such shares calculated as the aggregate sale price of such shares of common stock less the exercise price. Nothing contained in this Section 10 shall be construed as prohibiting Employer from pursuing any other remedies available to it in the event of the breach of Sections 5, 6, or 7, including the equitable remedies set forth in Section 12.

        11.    Non-exclusivity of Rights.    Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy or program of, or contract or agreement with Employer at or subsequent to termination of employment (however such termination occurs, including, without limitation, termination pursuant to Section 4(a), 4(b), 4(c), 4(e), 4(f), 4(g), or 4(h)) shall be payable in accordance with such plan, policy or program of, or any contract or agreement except as explicitly modified by this Agreement.

        12.    Equitable Remedies.    The services to be rendered by Executive and the Confidential Information entrusted to Executive as a result of his employment by Employer are of a unique and special character, and any breach of Sections 5, 6, or 7 will cause Employer immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. Employer will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of Sections 5, 6, or 7. Executive acknowledges that injunctive relief may be granted immediately upon the commencement of any such action without notice to Executive and in addition may recover monetary damages. In the event a court requires posting of a bond, the parties agree to a maximum $5,000 bond. Executive further acknowledges that his duties under this Agreement shall survive termination of his employment, whether the termination is voluntary or involuntary, rightful or wrongful, and shall continue until Employer consents in writing to the release of Executive's obligations under this Agreement. The parties further agree that the provisions of Sections 5, 6, and 7 are separate from and independent of the remainder of this Agreement and that these provisions are specifically enforceable by Employer notwithstanding any claim made by Executive against Employer.

        13.    Attorney's Fees.    In the event Executive breaches, or threatens to breach, any provision of this Agreement, Executive acknowledges that he shall be solely and fully responsible for all fees and costs, including without limitation, all attorney's fees and costs, incurred by Employer in enforcing this Agreement if Employer is the prevailing party in any litigation or if there is any settlement between the parties relating to this Agreement.

        14.    Entire Agreement; Amendments.    This Agreement (including all exhibits) and the Ultimate Electronics, Inc. Indemnification Agreement dated June 9, 2004, constitute the entire understanding between the parties with respect to the subject matter herein and therein, and they supersede any prior or contemporaneous understandings or agreements. This Agreement may be amended, supplemented, or terminated only by a written instrument duly executed by each of the parties.

        15.    Headings.    The headings in this Agreement are for convenience of reference only and shall not affect its interpretation. References to Sections are to Sections hereof.

        16.    Gender; Number.    Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

        17.    Severability.    The covenants in this Agreement shall be construed as independent of one another, and as obligations distinct from one another and any other contract between Executive and Employer. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provisions hereof. It is the intention of the parties that in the event any provision is held illegal, invalid, or unenforceable, that such provision be limited so as to effect the intent of the parties to the fullest extent permitted by applicable law. Any claim by Executive against Employer shall not constitute a defense to enforcement by Employer of this Agreement.

        18.    Survival.    The provisions of Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 17, 18, 19, 20, 21, 22, and 23 shall survive the termination of this Agreement.

        19.    Notices.    All notices, demands, waivers, consents, approvals, or other communications required hereunder shall be in writing and shall be deemed to have been given if delivered personally, if sent by facsimile with confirmation of receipt, if sent by certified or registered mail, postage prepaid, return receipt requested, or if sent by same day or overnight courier service to the following addresses:

        If to Employer, to:

    Ultimate Electronics, Inc.
    321 W. 84th Avenue, Suite A
    Thornton, CO 80260
    Attention: President and Chief Executive Officer
    Facsimile: 303-412-2502

        With a copy to:

    Laura B. Gill, Esq.
    Davis, Graham & Stubbs, LLP
    1550 17th Street, Suite 500
    Denver, CO 80202
    Facsimile: 303-893-1379

        If to Executive, to:

    David A. Carter
    c/o Ultimate Electronics, Inc.
    321 W. 84th Avenue, Suite A
    Thornton, CO 80260
    Facsimile: 303-412-2502

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

        20.    Waiver.    The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such party's rights hereunder.

        21.    Assignment.    Other than as provided below, neither party may assign any rights or delegate any of obligations hereunder without the prior written consent of the other party, and such purported assignment or delegation shall be void; provided that Employer may assign the Agreement to any entity that purchases the stock or assets of, or merges with, Employer or any Affiliate. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the parties and does not confer any rights on any other persons or entities.

        22.    Governing Law.    This Agreement shall be construed and enforced in accordance with Colorado law except for any Colorado conflict-of-law principle that might require the application of the laws of another jurisdiction.

        23.    Submission to Jurisdiction: Service: Waivers.    With respect to any claim arising out of this Agreement, each party hereto (a) irrevocably submits, for itself and its property, to the jurisdiction of the state court located in the City and County of Denver, Colorado, the federal court located in Denver, Colorado, and appellate courts therefrom, (b) agrees that the venue for any suit, action or proceeding arising out of or relating to this Agreement shall be exclusive to and limited to such courts, and (c) irrevocably waives any objection it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court that such court does not have jurisdiction over it. Each party irrevocably consents to the service of process in any suit, action or proceeding in any of the aforesaid courts by the mailing of copies of process to the other party or parties hereto, by certified or registered mail at the address specified in Section 19.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EMPLOYER:
ULTIMATE ELECTRONICS, INC.
By:	/s/ DAVID J. WORKMAN
Name: David J. Workman Title: President and Chief Executive Officer
EXECUTIVE:
By:	/s/ DAVID A. CARTER
Name: David A. Carter

SCHEDULE A

        Temporary Housing:    Executive is eligible to receive reimbursements for housing expenses up to $1,200/month for a total of twelve (12) months for temporary housing, in lieu of receiving relocation expenses. Executive must submit all temporary housing reimbursement requests to Employer's Human Resources department.

        Expenses:    Executive is entitled to a maximum of $25/each working business day in Denver for food and beverage reimbursement. Executive shall submit all food and beverage reimbursement requests to Employer's Accounts Payable department on a monthly basis.

        Travel:    Executive is entitled to one economy, round trip ticket between Denver and the San Francisco Bay Area each week for a total of twelve months. Executive agrees to use his best efforts to book such tickets at the lowest available fare. The ticket may be used, in Executive's discretion, by either Executive or his spouse.

        Vacation and Holidays:    Executive is eligible for six (6) paid holidays and three (3) weeks of vacation each year, subject to the rules set forth in Employer's Vacation Policy.

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EXECUTIVE EMPLOYMENT AGREEMENT
SCHEDULE A